                                                                    Exhibit 4.3

                                EMBARK.COM, INC.


                           FOURTH AMENDED AND RESTATED
                            INVESTOR RIGHTS AGREEMENT


                               SEPTEMBER 30, 1999
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                                TABLE OF CONTENTS

                                                                          PAGE

1.       AMENDMENT.........................................................1

         1.1      Procedure................................................1

         1.2      Rights of Holders........................................2

2.       REGISTRATION RIGHTS...............................................2

         2.1      Definitions..............................................2

         2.2      Company Registration.....................................3

         2.3      Obligations of the Company...............................3

         2.4      Furnish Information......................................4

         2.5      Expenses of Company Registration.........................4

         2.6      Underwriting Requirements................................5

         2.7      No Delay of Registration.................................5

         2.8      Indemnification..........................................5

         2.9      Reports Under Securities Exchange Act of 1934............7

         2.10     Form S-3 Registration....................................8

         2.11     Request for Registration.................................9

         2.12     Assignment of Registration Rights.......................10

         2.13     "Market Stand-Off" Agreement............................11

         2.14     Termination of Registration Rights......................11

         2.15     Limitations on Subsequent Registration Rights...........11

         2.16     Right to Maintain Percentage Interest...................11

         2.17     Board Representations...................................13

3.       FINANCIAL INFORMATION............................................13

         3.1      Annual and Quarterly Information........................13

         3.2      Inspection..............................................14

         3.3      Covenants of the Company................................14

         3.4      Termination of Covenants................................14

4.       MISCELLANEOUS....................................................14

         4.1      Successors and Assigns..................................14

         4.2      Governing Law...........................................15

         4.3      Counterparts............................................15


                                         i.

                                                TABLE OF CONTENTS
                                                   (CONTINUED)
                                                                         PAGE

         4.4      Titles and Subtitles.....................................15

         4.5      Notices..................................................15

         4.6      Amendments and Waivers...................................16

         4.7      Entire Agreement.........................................16

         4.8      Severability.............................................16

         4.9      Grant of Additional Rights...............................16

         4.10     Waiver...................................................16








                                         ii.

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                                EMBARK.COM, INC.

                           FOURTH AMENDED AND RESTATED
                            INVESTOR RIGHTS AGREEMENT

         This Third Amended and Restated Investor Rights Agreement ("AGREEMENT") is entered into as of September 30, 1999, among Embark.com, Inc., a Delaware corporation (the "COMPANY"), and the investors whose names are set forth on EXHIBIT A hereto (individually an "INVESTOR," collectively, the "INVESTORS").

         A. Certain investors (the "SERIES A INVESTORS") hold Series A Preferred Stock (the "SERIES A SHARES") purchased from the Company pursuant to the Series A Preferred Stock Purchase Agreement dated as of March 8, 1996, certain investors (the "SERIES B INVESTORS") hold Series B Preferred Stock (the "SERIES B SHARES") purchased from the Company pursuant to the Series B Preferred Stock Purchase Agreements dated as of November 7, 1996, December 31, 1996, March 6, 1997 and August 29, 1997, certain investors (the "SERIES C INVESTORS") hold Series C Preferred Stock (the "SERIES C SHARES") purchased from the Company pursuant to the Series C Preferred Stock Purchase Agreements dated as of April 24, 1998 and June 30, 1998 and certain investors (the "SERIES D INVESTORS") hold Series D Preferred Stock (the "SERIES D SHARES") purchased from the Company pursuant to the Series D Preferred Stock Purchase Agreements dated as of May 5, 1999, May 13, 1999 and September 8, 1999. The Company, the Series A Investors, the Series B Investors, the Series C Investors and the Series D Investors previously entered into the Third Amended and Restated Investor Rights Agreement (the "EXISTING AGREEMENT") dated as of May 13, 1999. The Company is proposing to issue up to 5,000,000 shares of Series E Preferred Stock ("SERIES E SHARES") to certain investors, and to induce such investors to purchase Series E Shares, the Company and the holders of a majority of the outstanding Registrable Securities (as defined in the Existing Agreement) desire to amend and restate the Existing Agreement in certain respects.

         B. This Agreement shall become effective upon the execution hereof by the (a) Company and (b) holders of a majority of the outstanding Registrable Securities.

                                    AGREEMENT

         The Existing Agreement is hereby amended and restated to read in its entirety as follows:

    1. AMENDMENT.

         1.1 PROCEDURE. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought. Notwithstanding the foregoing, any provision of this Agreement may be amended, waived, discharged or terminated upon the written consent of the Company and the Holders of a majority of the outstanding Registrable Securities (as defined below), determined on the basis of assumed conversion of all Series A Shares, Series B Shares, Series C Shares, Series D and Series E Shares into Registrable Securities. Each Holder of Registrable Securities acknowledges that the holders of a majority of the outstanding Registrable

                                         1.

Securities will thereby have the right and power to diminish or eliminate all rights of the Investors pursuant to this Agreement, without liability to any Investor.

         1.2 RIGHTS OF HOLDERS. Each Holder of Registrable Securities shall have the absolute right to exercise or refrain from exercising any right or rights that such Holder may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such holder shall not incur any liability to any other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

    2. REGISTRATION RIGHTS.

         2.1 DEFINITIONS. As used in this Agreement:

             (a) The terms "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the "SECURITIES ACT") and the subsequent declaration or ordering of the effectiveness of such registration statement.

             (b) The term "REGISTRABLE SECURITIES" means:

                 (i) The shares of Common Stock issuable or issued upon conversion of the Series A Shares, Series B Shares, Series C Shares, Series D Shares, Series E Shares and the Shares of Common Stock issuable or issued upon conversion of the Series D Preferred Stock issuable or issued upon exercise of the warrants to purchase Series D Preferred Stock between the Company and Doll Technologies Affiliates Fund, L.P. and, with respect only to Section 2.2, the shares of Common Stock issuable or issued upon conversion of the Series C Preferred Stock issuable or issued upon exercise of the Warrant to purchase Series C Preferred Stock between the Company and Phoenix Leasing Incorporated dated October 1, 1998 (such shares of Common Stock are collectively referred to hereinafter as the "STOCK"); and

                 (ii) Any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Stock, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his, her or its rights under this Agreement are not assigned; PROVIDED, HOWEVER, that Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

           (c) The number of shares of "REGISTRABLE SECURITIES THEN
OUTSTANDING" shall be determined by the number of shares of Common Stock or other securities outstanding which are, and the number of shares of Common Stock or other securities issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.


                                       2.

           (d) The term "HOLDER" means (1) any holder of outstanding Registrable Securities who, subject to the limitations set forth in Section 2.12 below, acquired such Registrable Securities in a transaction or series of transactions not involving any registered public offering and (2) Phoenix Leasing Incorporated with respect only to Section 2.2.

           (e) The term "FORM S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Securities and Exchange Commission ("SEC") which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

       2.2 COMPANY REGISTRATION. If (but without any obligation to do so), at any time after the initial public offering the Company' securities ("Initial Public Offering") proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its Common Stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating either to the sale of securities to participants in a Company stock option, stock purchase or similar plan or to an SEC Rule 145 transaction, or a registration on any form which does not include substantially similar information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within fifteen (15) days from receipt of such notice by the Company in accordance with Section 4.5, the Company shall, subject to the provisions of Section 2.6, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

        2.3 OBLIGATIONS OF THE COMPANY. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

            (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for one hundred twenty (120) days, or such shorter period ending when all shares covered thereby have been sold.

            (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

            (c) Furnish to the Holders such reasonable numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.


                                       3.

            (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, PROVIDED that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

            (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

            (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

            (g) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

            (h) Cause all such Registrable Securities registered pursuant to the terms hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

            (i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to the terms hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

        2.4 FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.


                                       4.

        2.5 EXPENSES OF COMPANY REGISTRATION. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 2.2, including (without limitation), all registration, filing and qualification fees, printers and accounting fees, shall be borne by the Company.

        2.6 UNDERWRITING REQUIREMENTS. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 2.2 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall the amount of securities of the selling Holders of Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities, in which case the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder's securities are included. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single selling stockholder ("SELLING STOCKHOLDER"), and any pro-rata reduction with respect to such Selling Stockholder shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such Selling Stockholder.

        2.7 NO DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

        2.8 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Section 2:

            (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under


                                       5.

the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any state securities law; and the Company will pay, as incurred, to each such Holder, underwriter or controlling person, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 2.8(a) in connection with investigating or defending any such loss, claim, damage, liability, or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this subsection 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company, nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

            (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 2.8(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this subsection 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), PROVIDED FURTHER, that in no event shall any indemnity under this subsection 2.8(b) exceed the gross proceeds from the offering received by such Holder. Nothing contained in this subsection 2.8(b) is intended to preclude the underwriters in any offering from requiring broader indemnities from the Holders participating in such offering.

            (c) Promptly after receipt by an indemnified party under this
Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to


                                       6.

assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party shall have the right to retain separate counsel of its own, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding; and PROVIDED, FURTHER, that the indemnifying party shall not be responsible for the fees and expenses of more than one separate counsel for all indemnified parties. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8 (to the extent of such prejudicial effect), but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

            (d) No indemnifying party, in the defense of any claim arising out of a Violation shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation and, in the event the terms of such judgment or settlement include any term other than the payment by the indemnifying party of money damages, the indemnifying party shall not so consent or enter into such a settlement without the consent of each indemnified party (which will not be unreasonably withheld) whether or not the terms thereof include such a release.

            (e) If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omission that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

            (f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

            (g) The obligations of the Company and Holders under this Section
2.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.


                                       7.

       2.9 REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

           (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the public;

           (b) Take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

           (c) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act; and

           (d) Furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

       2.10 FORM S-3 REGISTRATION. In case the Company shall receive, from any Holder or Holders owning in the aggregate at least 30% of the Registrable Securities, a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

            (a) Promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

            (b) Use best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company in accordance with Section 4.5; PROVIDED, HOWEVER, that the Company shall not be obligated to


                                       8.

effect any such registration, qualification or compliance, pursuant to this
Section 2.10, (i) if Form S-3 is not available for such offering by the Holders;
(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities at an aggregate price to the public (net of any underwriters' discounts and commissions) of less than $2,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the president of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.10; PROVIDED, HOWEVER, that the Company shall not utilize this right more than once in any twelve (12) month period; (iv) if the Company has completed its Initial Public Offering within one hundred eighty (180) days of the Company's receipt of the request for the Form S-3 registration; or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance. Notwithstanding anything to the contrary herein, the Company shall not be obligated to effect more than two (2) Form S-3 Registrations pursuant to this Section 2.10 in any twelve (12) month period.

            (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to this Section 2.10, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders and counsel for the Company, shall be borne by the Company. Registrations effected pursuant to this Section 2.10 shall not be counted as a registration effected pursuant to Section 2.2.

       2.11 REQUEST FOR REGISTRATION.

            (a) If the Company shall receive (i) at any time after the date six
(6) months from the date hereof, a written request from Holders of forty percent (40%) of the Series E Preferred Stock, or (ii) at any time after the earlier of
(a) the third anniversary of the date of this Agreement, or (b) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), a written request from the Holders of thirty percent (30%) of the Registrable Securities Then Outstanding that the Company file a registration statement under the Securities Act for such shares with an anticipated aggregate offering price, net of underwriting discounts and commissions, in excess of $7,500,000, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 2.11(b), use its best efforts to effect as soon as practicable, and in any event within ninety (90) days of the receipt of such request, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice in accordance with Section 4.5.


                                       9.

            (b) If the Holders initiating the registration request hereunder ("INITIATING HOLDERS") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.11 and the Company shall include such information in the written notice referred to in subsection 2.11(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 2.3) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this
Section 2.11, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; PROVIDED, HOWEVER, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

            (c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.11 a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; PROVIDED, HOWEVER, that the Company may not utilize this right more than once in any twelve (12) month period.

            (d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.11:

                (i) After the Company has effected one (1) registration pursuant to this Section 2.11 and such registrations have been declared or ordered effective;

                (ii) During the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 2.2 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or


                                      10.

                (iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.10.

           2.12 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may only be assigned by a Holder to a transferee who acquires at least 20% of the Investor's original shares of Registrable Securities (subject to appropriate adjustment for any stock split, reverse stock split, stock dividend, recapitalization or similar transaction) or all of such Holder's shares, if less, PROVIDED the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee; and PROVIDED, FURTHER, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. The foregoing limitation shall not apply, however, to transfers by a Holder to constituent affiliates, or constituent partners (including any constituent of a constituent) of the Holder (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) if all such transferees or assignees agree in writing to be bound by the terms of this Agreement and appoint a single representative as their attorney-in-fact for the purpose of receiving any notices and exercising their rights under this Section 2.

           2.13 "MARKET STAND-OFF" AGREEMENT. Each Holder hereby agrees that during the one hundred eighty (180) day period following the effective date of a registration statement of the Company filed under the Securities Act in connection with the Initial Public Offering, it shall not, to the extent requested by the Company and the Company's underwriter, sell, offer to sell, or otherwise transfer or dispose of any Common Stock of the Company held by it at any time during such period except Common Stock included in such registration, provided that all officers and directors and one percent (1%) stockholders are similarly bound. To enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Each Holder agrees to execute the form of such market stand-off agreement as may be reasonably requested by the underwriters.

           2.14 TERMINATION OF REGISTRATION RIGHTS. No Holder shall be entitled to exercise any right provided for in this Agreement (a) after six (6) years following the closing of the Initial Public Offering (other than an offering relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction) or (b) at such time following the Company's Initial Public Offering and for so long as such Holder may sell all of such Holder's Registrable Securities in any single three (3) month period pursuant to Rule 144 (or such successor rule as may be adopted).

           2.15 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities issuable upon conversion of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, voting together as a single class, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder any registration rights, unless such rights are subordinate to the rights of the Holders of the Registered Securities.


                                      11.

           2.16 RIGHT TO MAINTAIN PERCENTAGE INTEREST. Subject to the terms and conditions specified in this Section 2.16, the Company hereby grants to each Holder a right to participate in certain future sales by the Company of its New Securities (as hereinafter defined). Each Holder shall be entitled to apportion the right of first offer hereby granted among itself and its partners, stockholders and affiliates in such proportions as it deems appropriate.

     Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock ("NEW SECURITIES"), the Company shall, no later than twenty (20) days prior to the closing of such sale of New Securities, make an offering of such New Securities to each Holder in accordance with the following provisions:

                (a) The Company shall deliver a notice by certified mail ("NOTICE") to the Holders stating (i) the number of such New Securities to be offered, and (ii) the price and terms, if any, upon which it has or proposes to offer such New Securities.

                (b) Within fifteen (15) calendar days after receipt of the Notice, the Holder may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such New Securities which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Series A Shares, Series B Share, Series C Shares, Series D Shares and Series E Shares then held, by such Holder bears to the total number of shares of Common Stock of the Company then outstanding (assuming for such purposes full conversion of all Series A, Series B, Series C, Series D and Series E Preferred Stock and the exercise or conversion of all warrants, options and convertible securities then outstanding).

                (c) The Company may, during the one hundred twenty (120) day period following the expiration of the period provided in subsection 2.16(b) hereof, offer the remaining unsubscribed portion of the New Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within forty-five (45) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Holders in accordance herewith.

                (d) The right to maintain percentage interest in this paragraph
2.16 shall not be applicable to: (i) the issuance or sale of Common Stock (or options or warrants therefor) to employees, consultants and directors, pursuant to plans or agreements approved by the Board of Directors for the primary purpose of soliciting or retaining their services (provided that such issuance following the date of this Agreement do not exceed two million five hundred thousand (2,500,000) shares except as approved by the holders of sixty six and two-thirds percent (66-2/3%) of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, voting together as a single class, (ii) the issuance of securities pursuant to a bona fide, firmly underwritten public offering of shares of Common Stock (as appropriately adjusted for any stock split, dividend, combination or other recapitalization), registered under the Securities Act pursuant to a registration statement, (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the date hereof or issued upon exercise or conversion of securities previously offered to the Holder pursuant to


                                      12.

this Section 2.16(d) or otherwise exempt from this Section 2.16(d), (iv) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (v) the issuance of securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, or similar transactions (provided that such issuances do not exceed one percent (1%) of the outstanding shares of Common Stock in any twelve (12) month period, assuming the conversion of all shares of Preferred Stock into Common Stock), (vi) the issuance or sale of the Series E Shares and Series E-1 Shares, pursuant to the Series E Stock Purchase Agreement, (vii) any issuance of securities unanimously approved by the Board of Directors of the Company, (viii) the issuance of securities pursuant to currently outstanding options, warrants, notes or other rights to acquire securities of the Company, or (vix) any issuance as to which Holders of a majority of the Registrable Securities have agreed in writing shall be exempt from this Section 2.16(d).

                (e) The right to maintain percentage interest in this paragraph
2.16 shall terminate immediately prior to consummation of a bona fide, firmly underwritten public offering of shares of Common Stock, registered under the Securities Act pursuant to a registration statement.

           2.17 BOARD REPRESENTATIONS. As long as Doll Capital Management
("Doll Capital") or any affiliate thereof owns not less than fifty percent (50%) of the shares of Series C Preferred Stock it holds immediately after the Closing (as defined in the Series C Stock Purchase Agreement) (or an equivalent amount of Common Stock issued upon conversion thereof) (both as adjusted for any stock split, reverse stock split, stock dividend, recapitalization or similar transaction), it shall be entitled to designate one (1) representative to the Company's Board of Directors ("Board") pursuant to the Company's Amended and Restated Certificate of Incorporation ("Restated Certificate"). As long as the holders of Series C Preferred Stock other than Doll Capital or any affiliate of such other holders ("Other Investors") own not less than fifty percent (50%) of the shares of Series C Preferred Stock they hold immediately after the Closing (as defined in the Series C Stock Purchase Agreement) (or an equivalent amount of Common Stock issued upon conversion thereof) (both as adjusted for any stock split, reverse stock split, stock dividend, recapitalization or similar transaction), they shall be entitled to designate one (1) representative to the Board pursuant to the Restated Certificate by any method of designation approved by holders of a majority of the Series C Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof) then held by Other Investors. As long as Norwest Venture Partners or any affiliate thereof owns not less than fifty percent (50%) of the shares of Series D Preferred Stock it holds immediately after the Closing (as defined in Series D Stock Purchase Agreement) (or an equivalent amount of Common Stock issued upon conversion thereof) (both as adjusted for any stock split, reverse stock split, stock dividend, recapitalization or similar transaction), it shall be entitled to designate one
(1) representative to the Company's Board of Directors ("Board") pursuant to the Company's Restated Certificate.

          3. FINANCIAL INFORMATION.

             3.1 ANNUAL AND QUARTERLY INFORMATION. The Company will mail the following reports to each Holder for so long as such Holder is a holder of Series A Shares, Series


                                      13.

B Shares, Series C Shares, Series D Shares or Series E Shares purchased by such person pursuant to the relevant purchase agreement or Common Stock issued upon conversion of such shares:

                (a) As soon as practicable after the end of each fiscal year, and in any event within 90 days thereafter, audited consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income, consolidated statements of changes in financial position and consolidated statements of STOCKHOLDERS equity of the Company and its subsidiaries, if any, for such year, prepared substantially in accordance with generally accepted accounting principles ("GAAP") and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail.

                (b) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company and in any event within 45 days thereafter, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income, unaudited consolidated statements of cash flow and unaudited consolidated statements of STOCKHOLDERS' equity of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date, prepared substantially in accordance with GAAP (other than for accompanying notes and subject to normal year-end audit adjustments), all in reasonable detail.

                (c) As soon as practicable after the end of each calendar month, and in any event within 30 days thereafter, unaudited consolidated financial reports of the Company and its subsidiaries, if any, as of the end of such calendar month, prepared substantially in accordance with GAAP.

                (d) As soon as practicable after the end of each fiscal year, and in any event within 90 days thereafter, a budget and business plan for the next fiscal year, prepared on a monthly basis.

            3.2 INSPECTION. The Company shall permit each Holder, at such Holder's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times and with reasonable notice as may be requested by the Holder; PROVIDED, HOWEVER, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

            3.3 COVENANTS OF THE COMPANY.

                (a) ARBITRATION AGREEMENT. The Company shall secure, with all individuals owning and/or controlling five percent (5%) or more of the existing Common Stock in the Company, an agreement by which all disputes between such individuals and the Company shall be resolved through binding arbitration.

                (b) BOARD REPRESENTATION. The Company shall use its best efforts to cause and maintain the election to the Board of Directors the representatives of the holders of


                                      14.

Series C Preferred Stock and the representative of the holders of the Series D Preferred Stock as described in Section 2.17 above.

            3.4 TERMINATION OF COVENANTS. The covenants set forth in this
Section 3 shall terminate upon the earlier of (i) the consummation of the Company's Initial Public Offering, or (ii) the registration by the Company of a class of its equity securities under Section 12(b) or 12(g) of the Exchange Act.

            4. MISCELLANEOUS.

            4.1 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

            4.2 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

            4.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            4.4 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

            4.5 NOTICES.

               (a) All notices, requests, demands and other communications under this Agreement or in connection herewith shall be given to or made upon the respective parties as follows:

                To the Company:     Embark.com, Inc.
                                    101 Townsend Street, Suite 333
                                    San Francisco, CA 94107
                                    Telephone:  (415) 778-6262
                                    Telecopy:  (415) 778-6263
                                    Attention: President

                                    with a copy to:

                                    Cooley Godward LLP
                                    5 Palo Alto Square
                                    3000 El Camino Real
                                    Palo Alto, CA  94306


                                      15.

                                    Telephone:  (650) 843-5000
                                    Telecopy:   (650) 857-0663
                                    Attention:  Matthew B. Hemington

         To an Investor:   At such Investor's address as set forth on the
signature page hereto.

            (b) All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing, and shall be sent by airmail, return receipt requested, or by telex or telecopy (facsimile) with confirmation of receipt, and shall be deemed to be given or made when receipt is so confirmed.

            (c) Any party may, by written notice (in accordance with this Section 4.5) to the other, alter its address or respondent.

        4.6 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of a majority of the outstanding Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

       4.7 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, the Third Amended and Restated Co-Sale Agreement dated as of the date hereof, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

       4.8 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

       4.9 GRANT OF ADDITIONAL RIGHTS. Each holder of Registrable
Securities acknowledges and agrees that the Company may, in its discretion and without approval of the holders of Registrable Securities, amend this Agreement to include shares held by any other securityholder of the Company as "Registrable Securities," so as to grant such securityholder any of the rights and benefits set forth herein, but only on a pari passu basis.

       4.10 WAIVER. Each Investor further understands that the Company is considering the sale of its Common Stock to the public through a firm commitment underwritten initial public offering under the Securities Act of 1933, as amended, (the "Offering") by filing a registration statement on Form S-1 (the "Registration Statement"). Each Investor hereby waives any registration rights such Investor may have in connection with the Offering, including, without limitation, any right to include any Registrable Securities in the Offering and understands that the Company will proceed with the Offering in reliance on this Agreement and


                                      16.

waiver. The Company agrees that this waiver shall apply only with respect to the Offering if the Offering is commenced by the filing of the Registration Statement with the SEC prior to February 1, 2000 and shall not have any other effect upon any Investor's rights hereunder.














                                      17.

         IN WITNESS WHEREOF, the parties hereto have executed this FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.



COMPANY                                    INVESTORS:



By:   /s/ Young J. Shin                    By:
   --------------------------------            ---------------------------
      Young J. Shin
      Chief Executive Officer              Print Name:
                                                      --------------------
                                           Title:
                                                 -------------------------

















                        SIGNATURE PAGE FOR THE EMBARK.COM
              FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT